UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2019

SPERO THERAPEUTICS, INC.

(Exact Name of registrant as specified in its charter)

Delaware	001-38266	46-4590683
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 Massachusetts Avenue, 14th Floor

Cambridge, Massachusetts 02139

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (857) 242-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2019, David P. Southwell notified Spero Therapeutics, Inc. (the “Company”) of his decision to step down from the Company’s Board of Directors (the “Board”), effective as of April 25, 2019. Mr. Southwell is stepping down from the Board as a result of contractual obligations he has taken on in conjunction with his appointment as CEO of another operating company. Mr. Southwell’s decision to resign is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Concurrent with Mr. Southwell’s resignation, the Company and Mr. Southwell have entered into a consulting agreement (the “Consulting Agreement”), which will become effective as of April 25, 2019. Pursuant to the Consulting Agreement, Mr. Southwell will continue to advise the Company as requested, from time to time, up to 60 hours per year. In exchange for his services, Mr. Southwell will receive annual compensation of $35,000, payable quarterly in arrears. The Consulting Agreement has an initial term of one year and shall automatically continue until terminated by either party. Mr. Southwell’s outstanding stock options will remain exercisable and continue to vest, as applicable, as long as the Consulting Agreement remains in effect.

The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the Consulting Agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPERO THERAPEUTICS, INC.

Date: April 18, 2019	By:	/s/ Joel Sendek
	Name:	Joel Sendek
	Title:	Chief Financial Officer